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EXHIBIT 99

From:   "BusinessWire@Bizwire.com" (NewsRoom@bizwire.com)
Date:   08/24/2001 08:34:10 PM GMT
Subject:        NV-COI-SOLUTIONS - BW0168 08-24-01

AUG 24,2001      13:33 PACIFIC      16:33  EASTERN
( BW)(NV-COI-SOLUTIONS)(COSL) COi Solutions, Inc. Shareholders Approve
Reverse Stock Split Of Common Stock
Business Editors
LAS VEGAS--(BUSINESS WIRE)--Aug. 24, 2001--Robert G. Jones, president of COi Solutions, Inc. (OTCBB: COSL), announced that a proposal for a 1-for-8 reverse split of the company's common shares has been approved by the Board of Directors and a majority of shareholders. The company's common stock will begin trading on a post-split basis on Friday, August 31,2001. "The number of shares outstanding does not affect the value or percentage ownership of an investment in COi," said Jones. "This reverse stock split will help position the share price in an optimum trading range. We anticipate that the company's solid business model combined with a more attractive, stable stock price will increase investor interest - important factors in realizing growth strategies for both the expatriate health insurance program and the public market."

The reverse stock split is a requirement of the recently announced funding agreement. COi Solutions has attained confirmation that up to $2 million in funds necessary to accelerate its development program will be available in accordance with the company's use of funds and global roll out plan. Funding priorities are completion of the e-commerce platform and mobilization of the global distribution network to support the sale of health insurance to expatriates. "It is intended that these actions will benefit the company and its shareholders," continued Jones. "Based on projections, the company will be in a profitable position in the first quarter of 2002."

As of the effective date, each share of common stock of the company will be immediately and automatically changed into one share for each eight shares outstanding. In addition, the number of shares of common stock subject to warrants, options and conversion rights will be reduced by a factor of eight. No fractional shares of common stock will be issued in connection with reverse stock split. Shareholders who would otherwise receive a fractional share of common stock as a result of the reverse stock split will have their fractional share rounded up to one whole share. The reverse stock split reduces the number of shares of common stock outstanding from 11,713,542 to approximately 1,464,193, subject to increase to eliminate fractional shares. About COi Solutions, Inc.

COi Solutions, Inc. (OTC BB:COSL), a publicly traded company, builds electronic business solutions for global organizations based on a 'community of interest' principle. COi's prime focus has been working with start-up companies to create totally integrated electronic solutions, combining strategic business, marketing and investment planning with high technologies, including the Internet and private intranets. Over the past nine months, COi has acquired a 95-percent stake in the TeleMedica Group (TMG), (http://www.telemedicagroup.com). COi is implementing a multi-step strategy to position TMG as the global e-health provider of choice. Steps of this strategy include providing health insurance coverage, online coaching tools, and e-commerce functionality to enable clients to purchase healthcare products and services that will positively impact their health.

Visit http://www.coisolutions.com for the latest news about the company.


CONTACT: COi Solutions, Inc.
Geeta Naipaul-Denton (Communications)
905/799-4784
geeta_naipaul@coisolutions.com

KEYWORD: INTERNATIONAL CANADA
INDUSTRY KEYWORD: COMPUTERS/ELECTRONICS SOURCE: COi Solutions, Inc.

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